PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES COMPLETION OF CONSENT SOLICITATION
AND INDENTURE AMENDMENTS FOR 7% SENIOR NOTES DUE 2014

HUNT VALLEY, MARYLAND – November 23, 2010 – Omega Healthcare Investors, Inc. (NYSE:OHI) announced today the successful completion of its consent solicitation with respect to its outstanding $310 million principal amount of 7% Senior Notes due 2014, or the 2014 Notes.

On November 8, 2010, Omega commenced a cash tender offer for any and all of the 2014 Notes and a solicitation of consents to certain proposed amendments to the indenture governing the 2014 Notes.  The consent solicitation expired at 5:00 p.m., New York City time, on November 22, 2010.  As of the expiration of the consent solicitation, Omega was in receipt of tenders and consents representing approximately 85% of the outstanding 2014 Notes. The percentage of consents received exceeds the requisite consents needed to amend the indenture governing the 2014 Notes.  Accordingly, Omega and U.S. Bank National Association, as trustee, have executed a supplemental indenture to effect the proposed amendments.

Omega made a cash payment of $1,025.83 per $1,000 principal amount, which includes a consent payment of $30.00 per $1,000 principal amount, to the holders of 2014 Notes tendered prior to the expiration of the consent solicitation.

The tender offer is scheduled to expire at 8:00 a.m., New York City time, on December 8, 2010.  Remaining holders who validly tender their 2014 Notes after the expiration of the consent solicitation and before the expiration of the tender offer will be eligible to receive $995.83 per $1,000 principal amount of 2014 Notes not validly withdrawn.

The consideration for the tendered 2014 Notes and consents are being paid from the proceeds of Omega's previously announced private placement of $350 million principal amount of 6.75% Senior Notes due 2022.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated November 8, 2010, copies of which may be obtained from D.F. King & Co., Inc., the depositary and information agent for the tender offer, at (800) 431-9643 (US toll free) or, for banks and brokers, (212) 269-5550.

Omega has engaged BofA Merrill Lynch to act as the exclusive dealer manager and solicitation agent in connection with the tender offer. Questions regarding the terms of the tender offer may be directed to BofA Merrill Lynch,  Debt Advisory Services, at (888) 292-0070 (US toll-free) and (980) 388-9217 (collect).

This press release does not constitute an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated November 8, 2010.

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Omega is a real estate investment trust investing in and providing financing to the long-term care industry.  At September 30, 2010, Omega owned or held mortgages on 395 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 45,914 licensed beds (44,179 available beds) located in 35 states and operated by 49 third-party healthcare operating companies.  In addition, Omega has one closed facility currently held for sale.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
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This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of Omega’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages, and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; (v) the availability and cost of capital; (vi) competition in the financing of healthcare facilities; (vii) Omega’s ability to maintain its status as a real estate investment trust; and (viii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.